FOR IMMEDIATE RELEASE
March 16, 2001

                             VDI MULTIMEDIA REPORTS
                       FOURTH QUARTER AND YEAR-END RESULTS



HOLLYWOOD, CA, March 16, 2001 - VDI MultiMedia (Nasdaq: VDIM), a leading provider of media asset management services, today announced its fourth quarter and year-end results for fiscal year 2000. The Company also announced that its financial results for Fiscal 1999 and prior periods were being revised. These periods were affected by a number of adjustments resulting from the new Board's and management's review of accounting and business procedures.

Adjustments were recorded to current year and previously issued financial statements to write off capitalized repair and maintenance costs, and leasehold improvements related to terminated leases. In addition, a change was made to conform previously recorded depreciation expense to the Company's policy of depreciating leasehold improvements over the shorter of the useful asset life or the term of the lease.

The Company also reported that Fiscal 1999 results were further revised to record approximately $400,000 of legal expenses associated with the failed Bain merger which were incurred Fiscal 1999. These expenses were previously recorded as an expense in the first quarter of the year of Fiscal 2000.

For the quarter ended December 31, 1999, Fiscal 1999 and the first nine months of Fiscal 2000, these adjustments had the effect of reducing pre-tax income by $630,000, $1,772,000 and $554,000, respectively. After tax income for the same periods was reduced by $364,000, $1,028,000 and $322,000, respectively. Net income in years prior to 1999 will be reduced by $541,000.

The Company stated that the revisions to previously reported results for all years through the first nine months of Fiscal 2000 amounted to cumulative pre-tax income reductions of approximately $3.3 million, an income tax benefit of approximately $1.4 million which will be realized over the next three to four years, and a reduction in cumulative net income of $1.9 million.

In addition to the above corrections, fourth quarter 2000 results included an increase in the bad debt expense of approximately $1.5 million.

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

The Company indicated that, due to the complexity of the financial reporting issues and the number of adjustments being made, its independent auditors had not completed its audit. The Company stated that it did not expect any significant further adverse changes to the three and twelve month periods ended December 31, 2000 or prior periods.

Chairman and Chief Executive Officer Luke Stefanko stated: "Management and the Board of Directors have reviewed in detail the past accounting practices and operating procedures of the Company and determined that adjustments were appropriate. We have instituted new operational controls and specific lines of reporting and responsibility to ensure similar errors do not occur in the future. We have also strengthened internal controls regarding billing and receivable collections. We are now prepared to vigorously move forward with our traditional business and digital asset management growth initiatives."

FOURTH QUARTER OPERATING RESULTS

The amounts and commentary below address results as restated.

Revenue for the fourth quarter ended December 31, 2000, totaled $19.1 million, a decrease of $0.3 million from $19.4 million for the same period in 1999 and an increase of 6.1% over $18.0 million in revenue for the third quarter of Fiscal 2000. The sequential quarter to quarter increase is due, in part, to the Company's increased sales of digital media and high-definition services.

Gross margin was 35.9% compared to 39.4% for the same period one year ago, based on gross profits of $6.9 million for the fourth quarter, compared to $7.7 million for the fourth quarter last year. Gross margin percentage was impacted by increased personnel wages and depreciation, primarily related to the expansion of the Company's high definition department.

The Company's selling, general and administrative expenses increased 51.6% to $7.0 million in the fourth quarter of 2000 over $4.6 million in last year's comparable period, primarily attributable to an increase in bad debts expense and costs associated with the appointment of new management personnel.

The Company incurred a net loss of $504,000 for the fourth quarter of 2000 compared to net income of $1.2 million, for the fourth quarter of 1999. Net loss per diluted share was $0.05 in the Fiscal 2000 fourth quarter, compared to net income per diluted share of $0.12, for the same period in the prior year.

FULL YEAR RESULTS

For the twelve months ended December 31, 2000, VDI reported revenue of $74.8 million, a decrease of 4.4% from $78.2 million for 1999. The year's gross profit totaled $28.9 million, a decrease of 5.3% from $30.6 million, for 1999.

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

Year-to-date results include one-time charges of $0.8 million, incurred in connection with the termination of a proposed merger, $0.5 million in accrued severance costs related to the departure of certain executives and the items mentioned above.

Income for the twelve months ended December 31, 2000 before extraordinary item and the cumulative effect of adopting SAB 101, "Revenue Recognition in Financial Statements," was $2.4 million, compared to $5.8 million, as restated, for 1999. On a diluted per share basis, income was $0.25 compared to $0.61, as restated, for the same period in 1999. During 2000, the Company wrote off a $400,000 of deferred financing costs related to the Company's prior credit facilities. This amount is treated as an extraordinary item in Fiscal 2000. Fiscal 2000 net income after the extraordinary item and adoption of SAB 101 was $1.8 million, or $0.19 per share.

The Company indicated that the prior period and fourth quarter adjustments created certain breaches in the financial covenants contained in its bank lending agreement. The Company is seeking to obtain waivers for these breaches and is in the process of negotiating amendments to the covenants.

STOCK BUY-BACK

During the quarter, the Company purchased 115,000 shares of its common stock in open market and private purchases, at an average price of $3.29 per share. In the first quarter of Fiscal 2001, the Company purchased an additional 50,000 shares at $3.00 per share. The Company may continue to repurchase its shares as market conditions and cash availability permit.

OUTLOOK

"Fiscal 2000 was a year marked by important change for the Company. With new directors and experienced management now focused on growth and execution, we expect better results for 2001 in our core businesses, and we will continue to look for strategic acquisition and partnering opportunities. We expect a return to profitability beginning in the first quarter of 2001." Mr. Stefanko concluded.

ABOUT VDI MULTIMEDIA

VDI MultiMedia is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. VDI provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

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

VDI's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios such as Universal, Disney, Fox, Sony Pictures, Paramount, MGM, and Warner Bros. and advertising agencies TBWA Chiat/Day, Saatchi & Saatchi and Young & Rubicam.

FORWARD-LOOKING STATEMENTS

Certain statements in VDI MultiMedia press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations: (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) possible strikes or other actions affecting customer order levels beyond the control of the Company; (f) the inability of the Company to obtain waivers of covenant breaches and to negotiate amendments to bank covenants; and (g) general economic conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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


                                 VDI MULTIMEDIA
                          CONSOLIDATED INCOME STATEMENT
               All amounts in thousands, except per share amounts)
                                   (Unaudited)

                                                                 THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                  ------------------            -------------------
                                                                     DECEMBER 31                    DECEMBER 31
                                                                     -----------                    -----------
                                                                 2000            1999           2000            1999
                                                                 ----            ----           ----            ----
                                                                            (as restated)                  (as restated)

Revenues                                                    $   19,149      $   19,440      $   74,841     $   78,248
Cost of goods sold                                              12,275          11,778          45,894         47,685
                                                            -----------     -----------     ----------     ----------
  Gross profit                                                   6,874           7,662          28,947         30,563

Operating expenses:
Selling, general and administrative expense                      6,960           4,592          21,188         18,065
Other expense                                                        -             408             806            408
                                                            ----------      ----------      ----------      ---------
Operating income                                                   (86)          2,662           6,953         12,090
Interest expense                                                   814             525           2,921          2,151
Interest income                                                     31               1              31              4
                                                            ----------      ----------      ----------      ---------
  Income (loss) before income taxes
     extraordinary item and cumulative effect on
     prior years of adopting SAB 101                              (869)          2,138           4,063          9,943
Provision for (benefit from) income taxes                         (365)            935           1,683          4,124
                                                            ----------      ----------      ----------      ---------
  Income (loss) before extraordinary item
     and adoption of SAB 101                                      (504)          1,203           2,380          5,819
Extraordinary item, net applicable income tax(1)                     -               -            (232)             -
Cumulative effect on prior years
  (to December 31, 1999) of adopting SAB 101(2)                      -             -              (322)             -
                                                            ----------      ----------      ----------      ---------
  Net income (loss)                                         $     (504)     $    1,203      $    1,826      $   5,819

Earnings per share:
Basic:
  Income (loss) per share before extraordinary item
     and adoption of SAB 101                                $    (0.05)     $     0.13      $     0.26      $    0.62
  Extraordinary item                                                 -               -           (0.03)             -
  Cumulative effect on prior years
     (to December 31, 1999) of adopting SAB 101(2)                   -               -           (0.03)             -
                                                            ----------      ----------      ----------      ---------
  Net income (loss)                                         $    (0.05)     $     0.13      $     0.20      $    0.62
  Weighted average number of shares                          9,200,076       9,209,085       9,216,163      9,322,249

Diluted:
  Income (loss) per share before extraordinary item
     and adoption of SAB 101(2)                             $    (0.05)     $     0.12      $     0.25      $    0.61
  Extraordinary item                                                 -               -           (0.02)             -
  Cumulative effect on prior years
     (to December 31, 1999) of adopting SAB 101(2)                   -               -           (0.03)             -
                                                            ----------      ----------      ----------      ---------
  Net income (loss)                                         $    (0.05)     $     0.12      $     0.19      $    0.61
  Weighted average number of shares                          9,200,076       9,766,077       9,491,424      9,598,554


         (1)Amount represents the write off of deferred financing costs, net of tax benefit, related to a bank credit agreement which was terminated in Fiscal 2000.

         (2)During the quarter ended December 31, 2000, the Company adopted Staff Accounting Bulletin 101,"Revenue Recognition in Financial Statements." The amount represents the cumulative effect, net of tax, on January 1, 2000 retained earnings as if SAB 101 had been adopted prior to Fiscal 2000.


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

NOTE A:
------

The amounts of net income for the fourth quarter and year ended December 31, 1999 have been restated from amounts previously reported to reflect adjustments to properly state repairs and maintenance and depreciation expenses and the allocation of failed merger costs as follows:


                                                                       PERIOD ENDED DECEMBER 31, 1999
                                                                           3 MONTHS      12 MONTHS
                                                                           --------      ---------


                 Previously reported net income                               $  1,567      $   6,847
              Adjustments                                                      (364)        (1,028)
                                                                           --------      ---------
              As adjusted                                                  $  1,203      $   5,819
                                                                           ========      =========

              Diluted earnings per share previously reported               $    .16      $     .71
              Adjustments                                                      (.04)          (.10)
                                                                           --------      ---------
              As adjusted                                                  $    .12      $     .61
                                                                           ========      =========

              The effect of the adjustments on the nine months ended September 30, 2000 was a reduction of net income of $322,000, or $0.04 per diluted share.


NOTE B:

The Company indicated that, due to the complexity of the financial reporting issues and the number of adjustments being made, its independent auditors had not completed its audit. The Company stated that it did not expect any significant further adverse changes to the three and twelve month periods ended December 31, 2000 or prior periods.


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